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                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES

Name                                             State of Incorporation
------------------------                         -------------------------------
Education Lending Services, Inc.                 Delaware
  (formerly Grad Partners, Inc.)
Education Funding Resources, LLC                 Delaware
  (formerly Grad Partners Premier, LLC)
Student Loan Xpress, Inc.                        Delaware